Exhibit 99.1

Contacts:
Quidel Corporation	Lippert/Heilshorn & Associates
Paul E. Landers, Chief Financial Officer	Ina McGuinness/Bruce Voss
(858) 552-7962	(310) 691-7100

FOR IMMEDIATE RELEASE

QUIDEL REPORTS SECOND QUARTER FINANCIAL RESULTS

SAN DIEGO, Calif. (July 28, 2004) – Quidel Corporation (NASDAQ: QDEL), a leading provider of point-of-care (POC) rapid diagnostic tests, today reported financial results for the second quarter and six months ended June 30, 2004.

Total revenues for the second quarter of 2004 were $14.3 million, compared with total revenues of $18.9 million for the second quarter of 2003.  As previously announced, the Company believes its sales were adversely impacted by a drop off in orders for Strep A test products due to distributor confusion created by ongoing intellectual property litigation.  Additionally, the Company did not receive an expected large distributor order for its new influenza A+B product.  The net loss for the 2004 second quarter was $2.3 million, or $0.07 per share.  This compared with a net loss of $0.4 million, or $0.01 per share, for the same period in 2003.

Gross margin for the 2004-second quarter was 46%, down from gross margin of 49% for the second quarter of 2003, due primarily to lower sales of Strep A and influenza tests.

Expenses for the 2004 second quarter totaled $10.9 million, compared with $10.1 million last year. The increase was primarily due to an increase in research and development expense relative to the Company’s ongoing Layered Thin Film® (LTF) development and $1.7 million in costs associated with the Company’s ongoing intellectual property lawsuit, partially offset by savings resulting from the Company’s restructuring activities in 2003, including closure of the Company’s sales offices in Germany and Italy.

Cash and cash equivalents at June 30, 2004 were $35.3 million, compared with $25.6 million at December 31, 2003.

“Despite the sales decline to certain distributors, we believe our end user market shares for influenza, Strep A and pregnancy tests held steady.  We have leading, high-quality products with established brand equity.  We will be focusing on better leveraging these assets in an effort to create new growth and to enhance profitability.  Moreover, we believe that our LTF technology has the potential to significantly improve margins and strengthen our industry position.  We expect that the LTF immunoassay feasibility will be completed this year, as previously stated,” said S. Wayne Kay, president and chief executive officer.

Year-to-Date Financial Results

For the first half of 2004, total revenues were $34.0 million, compared with total revenues of $43.3 million in the first half of 2003.  Gross margin was 49%, compared with 52% in the first half of last year.  Quidel reported a 2004 year-to-date net loss of $2.0 million, or $0.06 per share, compared with net earnings of $1.3 million, of $0.04 per share on a fully diluted basis, in the prior-year period.

Conference Call Information

Quidel management will host a conference call to discuss second quarter financial results today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time).  To participate in the telephone call, dial (888) 803-7396 from the U.S., or (706) 634-1052 for international callers.  To listen to the conference call via the Internet live or for the next 14 days, as well as to view the first quarter 2004 conference call remarks, go to http://www.quidel.com/InvestorInfo.php.  A telephone replay will be available for 48 hours by dialing (800) 642-1687 from the U.S., or (706) 645-9291 for international callers, and entering reservation 8771484.

About Quidel

Quidel Corporation, a worldwide company helping women and their families live healthy lives, discovers, develops, manufactures and markets POC rapid diagnostic tests for detection of medical conditions and illnesses.  These products provide accurate, rapid and cost-effective diagnostic information for acute and chronic conditions associated with women’s health in areas including reproduction, upper respiratory infections and other clinical conditions.  Its broad line of POC diagnostics includes influenza A and B, Strep throat, pregnancy, H. pylori infection, chlamydia, infectious mononucleosis and infectious vaginitis. Quidel’s products are sold to healthcare professionals for use in physician offices and clinical laboratories, and to consumers through several distribution partners.  For more information, please visit www.quidel.com.

This press release contains forward-looking statements within the meaning of the federal securities laws that involve material risks and uncertainties. Many possible events or factors could affect Quidel’s future financial results and performance, such that its actual results and performance may differ materially. As such, no forward-looking statement can be guaranteed. Differences in operating results may arise as a result of a number of factors including, without limitation, seasonality, the severity and timing of the cold and flu season, adverse changes in the competitive and economic conditions in domestic and international markets, actions of our major distributors, manufacturing and production delays or difficulties, adverse actions or delays in product reviews by the U.S. Food and Drug Administration, intellectual property, product liability, environmental or other litigation, and the lower acceptance of our new products than forecast. Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “might,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements are expressed differently. All of the risks described in reports and registration statements that we file with the SEC from time to time should be carefully considered. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release.  We undertake no obligation to publicly release the results of any revision of the forward-looking statements.

[Tables to Follow]

QUIDEL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
	(unaudited)
Net sales	$13,706	$18,334	$32,839	$42,260
Research contract, license and royalty income	576	544	1,179	1,013
Total revenues	14,282	18,878	34,018	43,273

Cost of sales	7,408	9,288	16,809	20,413
Research and development	2,936	1,895	5,433	4,338
Sales and marketing	3,564	4,406	7,336	8,940
General and administrative	3,832	2,414	6,643	5,213
Restructuring	—	832	—	832
Amortization of intangibles	519	517	1,037	1,020
Total costs and expenses	18,259	19,352	37,258	40,756
Earnings (loss) from operations	(3,977)	(474)	(3,240)	2,517

Interest expense	223	291	448	519
Interest income	(94)	(26)	(175)	(33)
Other, net	(224)	(112)	(127)	(161)
Total other (income) expense	(95)	153	146	325
Earnings (loss) before income taxes	(3,882)	(627)	(3,386)	2,192
Income tax expense	(1,592)	(260)	(1,388)	869
Net earnings (loss)	$(2,290)	$(367)	$(1,998)	$1,323

Earnings (loss) per share before income taxes - basic	$(0.12)	$(0.02)	$(0.11)	$0.08
Earnings (loss) per share before income taxes - diluted	$(0.12)	$(0.02)	$(0.11)	$0.07

Net earnings (loss) per share - basic	$(0.07)	$(0.01)	$(0.06)	$0.05
Net earnings (loss) per share - diluted	$(0.07)	$(0.01)	$(0.06)	$0.04
Weighted shares used in basic per share calculation	31,595	29,002	31,266	28,953
Weighted shares used in diluted per share calculation	31,595	29,002	31,266	29,480
Gross profit as a % of net sales	46%	49%	49%	52%
Research and development as a % of net sales	21%	10%	17%	10%
Sales and marketing as a % of net sales	26%	24%	22%	21%
General and administrative as a % of net sales	28%	13%	20%	12%

Condensed balance sheet data (in thousands):	6/30/04	12/31/03
	(unaudited)	(audited)
Cash and cash equivalents	$35,267	$25,627
Working capital	53,563	49,528
Total assets	114,383	117,425
Long term obligations	11,139	11,258
Stockholders’ equity	93,217	89,779